Exhibit 10.15

EXECUTION COPY

2010 Stock Option Plan of Kellwood Company

Grant Agreement

This Grant Agreement, dated as of May 4, 2012 (the “Effective Date”), evidences the grant of an option pursuant to the provisions of the 2010 Stock Option Plan (the “Plan”) of Kellwood Company (the “ Company”) to the individual whose name appears below (the “Optionee”), covering the specific number of shares of Non-Voting Common Stock (the “Shares”) set forth below and on the following terms and conditions:

1.	Name of the Optionee: Jill Granoff

2.	Number of Shares subject to this option: 44,000. The total number of (i) shares of Common Stock, (ii) Non-Voting Common Stock, and (iii) shares of Non-Voting Common Stock reserved for issuance (or previously issued as options) pursuant to the Plan is 1,100,000 shares.

3.	Exercise price per Share subject to this option: $1.00, subject to upward adjustment as provided herein.

4.	Date of grant of this option: May 4, 2012

5.	Type of option: Non-qualified Option

6.	Vesting:

(a)	Except as otherwise expressly provided in Section 6(b) hereof, 20% of the total number of Shares subject to this option shall vest as of May 4 of each year (commencing on May 4, 2013 and ending on May 4, 2017) so long as the Optionee remains continuously employed until such scheduled vesting dates; provided, however, that in the event that the Optionee’s employment is terminated by the Company without Cause or by the Optionee for Good Reason, or in the case of Optionee’s death or Disability (in each case, as defined and determined in accordance with the Optionee’s Employment Agreement by and between the Optionee and the Company dated as of the date hereof (the “Employment Agreement”)) following November 4, 2012, the Optionee shall immediately vest in an additional number of Shares subject to this option equal to the product of (i) the number of Shares subject to this option that would have vested on the next scheduled vesting date had the Optionee’s employment continued until such time and (ii) a fraction, the numerator of which is the number of calendar days that have elapsed since the most recent prior vesting date (or, in the event of the first year following the date hereof, the grant date) and the denominator of which is the total number of calendar days between the most recent prior vesting date (or, in the event of the first year following the date hereof, the grant date) and the next scheduled vesting date had the Optionee’s employment continued until such time.

(b)	Notwithstanding anything to the contrary contained in Section 6(a) hereof, 100% of the total number of Shares subject to this option shall vest immediately prior to the consummation of a Sale (as defined in Section 6(d) below).

(c)	Notwithstanding anything to the contrary contained herein, (i) this option shall not be exercisable, and shall be void and of no further force and effect, (x) after the expiration of the option term as set forth in Section 10, (y) on and after the start of the date on which the Optionee’s employment terminates for Cause (as defined in the Plan), and (z) on and after the start of the date on which the Optionee breaches or violates any of the terms or provisions hereof, including without limitation any provision of Annex A hereto, (ii) except as provided in Section 7 below, this option shall be exercisable only if the Optionee is, at the time of exercise, an employee of the Company, (iii) this option shall in no event be exercisable for more than the total number of Shares provided for in Section 2 hereof (except as otherwise adjusted pursuant to the Plan) and (iv) vesting shall cease immediately upon termination of employment for any reason (after taking into account any accelerated vesting that may apply on account of such termination), and any portion of this option that has not vested on or prior to the date of such termination is forfeited on such date. Once vesting has occurred, the vested portion can be exercised at the time or times specified in Section 7 below.

(d)	For purposes of this Agreement, “Sale” will be defined as (i) any consolidation, merger or other transaction in which the Company is not the surviving entity or which results in the acquisition of all or substantially all of the Company’s outstanding shares of Common Stock by a single person or entity or by a group of persons or entities acting in concert; (ii) any sale or transfer of all or substantially all of (A) the Company’s assets (excluding, however, for this purpose any real estate “sale-lease back” transaction) or (B) the Company’s Subsidiaries other than American Recreation Products (“ARP”) and Royal Robbins and ARP and Royal Robbins’ direct or indirect subsidiaries (the “Other Businesses”), with the Company and such non-excluded Subsidiaries referred to herein as the “Kellwood Business”); or (iii) the date that (A) more than fifty percent (50%) of the shares of voting stock of the surviving or acquiring entity is owned and/or controlled (by agreement or otherwise), directly or indirectly, by a person other than Sun Capital Partners, Inc. (“Sun”) or its affiliates; and (B) Sun or its affiliates no longer controls the Company’s board of directors; provided, however, that the term “Sale” shall not include transactions either (x) with affiliates of the Company or Sun (as determined by the Board of Directors in its good faith discretion) or (y) pursuant to which more than fifty percent (50%) of the shares of voting stock of the surviving or acquiring entity is owned and/or controlled (by agreement or otherwise), directly or indirectly, by Sun or its affiliates. Optionee acknowledges that the Company’s or its subsidiaries financing agreements with third parties in effect from time to time may impose restrictions on the consummation of a Sale and/or the ability to declare and pay dividends or make distributions in respect of the Company’s or such subsidiary’s capital stock or other equity interests, including in respect of the Shares acquired upon exercise of the option.

7.	Exercise. The vested portion of this option can be exercised only on the earliest of the following dates:

(a)	the date of the consummation of a Sale;

(b)	following a termination of employment as follows: (i) the Optionee must provide, in writing, a notice of intent to exercise prior to whichever of the following is applicable: (A) one year following the Optionee’s termination of employment by the Company without Cause, by the Optionee for Good Reason or on account of the Optionee’s death or Disability (as each such term is defined in the Employment Agreement) (B) 10 days following the Optionee’s termination of employment by the Optionee other than for Good Reason; and (ii) following such notice the Company shall provide the Optionee with the adjustment to the Exercise Price contemplated in Section 8 and/or Section 9 and the fair market value of the underlying Shares (the date of such notice, the “Information Date”); and (iii) within 10 days of the Information Date, the Optionee may elect to exercise the Option; or

(c)	in the event of an IPO per Section 9 below.

Notwithstanding anything to the contrary in the Plan, in the event that the Optionee acquires additional Shares following a termination of employment pursuant to the exercise of an Option in accordance with this Section 7, the Company’s repurchase rights described in Section 19(b) of the Plan shall extend until the date that is one hundred eighty (180) days after such Shares are acquired. In the event that there is (i) a Sale or (ii) a sale in an underwritten initial public offering registered under the Securities Act of 1933 (as amended) of equity securities of the Company or a successor to the Company (an “IPO”), in each case within 180 days after the Company exercises its repurchase rights under such Section 19(b) of the Plan, the Company shall pay to the Optionee the excess, if any, of the repurchase price that the Optionee would have received pursuant to the Sale transaction or IPO if the Optionee had continued to hold the repurchased shares through the consummation of the Sale or the IPO over the repurchase price actually paid to the Optionee for the previously repurchased shares.

In the event the option is not exercised within the time frame provided in this Section 7 the option shall expire and the Optionee shall have no further rights thereunder. Upon a Sale or in the event of an initial public offering of the Company or any parent entity thereof, the Company may elect to take any action provided in the second paragraph of Section 12(b) of the Plan, including but not limited to canceling such option in exchange for the cash payment contemplated therein. In the event that the Option is exercised pursuant to Section 7(a) or following the Optionee’s termination of employment by the Company without Cause or by the Optionee for Good Reason or due to the Optionee’s death or Disability, then (i) the Optionee shall be permitted to elect to pay the applicable exercise price by having the Company withhold shares of Non-Voting Common Stock issuable upon exercise of the Option, the aggregate fair market value of which equals the applicable exercise price and (ii) the Optionee shall be permitted to satisfy any applicable withholding obligations by having the Company withhold from the shares of Non-Voting Common Stock otherwise issuable to the Optionee, a number of shares of Non-Voting Common Stock the aggregate fair market value of which does not exceed the minimum required withholding rate for federal (including FICA), state and local tax liabilities.

8.	Adjustment to Exercise Price. Adjustments to the exercise price will be made to reflect the following events in the good faith discretion of the Board, provided that the exercise price may never be reduced below the exercise price of the Share on the date of grant, except as provided in Section 12 of the Plan and so long as such adjustment does not cause the option to become subject to the excise tax under Code Section 409A. It is agreed and understood that the intent of this Section 8 is to allow for an adjustment of the exercise price to reflect increases or decreases in value of the Other Businesses after the date of grant of this option (including through cash flow sharing or other support between the Other Businesses and the Kellwood Business, and assuming that the value of the Other Businesses as of the date of grant of this option is approximately $25,000,000, as may be adjusted by the Board to reflect any subsequent acquisitions or dispositions) such that the Optionee only participates in value creation from an increase in value of the Kellwood Business (other than value created by cash flow or other support from the Other Businesses). Accordingly, if any event occurs of the type contemplated by the provisions of this Section 8 but not expressly provided for by such provisions, then the Board shall make an appropriate adjustment in the exercise price so as to reflect the intent of this Section 8.

(a)	If the value of a share of Non-Voting Common Stock increases or decreases due to an increase or decrease in the value of the businesses of the Company other than the Kellwood Business (i.e. due to the Other Businesses), the exercise price per share of the option will be correspondingly increased or decreased accordingly. For example, in the event that the per share value of the Non-Voting Common Stock of the Company increases by $0.50 due to an increase of the value of the Other Businesses at a time when the exercise price of the Options was otherwise still at $1.00, the exercise price would be increased to $1.50.

(b)	In the event that (i) excess cash is generated by the Kellwood Business (including as a result of the sale of the Kellwood Business) after February 1, 2009, and prior to a Sale and such cash is used by the Other Businesses or distributed by the Company to its shareholders as a dividend, the exercise price of the option will be decreased pro-rata to reflect the corresponding reduction in the value of a share of Common Stock and/or (ii) any excess cash generated by the Other Businesses (including as a result of the sale of such business) after February 1, 2009, and prior to a Sale of the Kellwood Business that is used by the Kellwood Business or is used to reduce the Company’s indebtedness, the exercise price of the options will be increased pro-rata to reflect the corresponding increase in the value of a share of Non-Voting Common Stock. For example, if proceeds come from a divestiture of the Other Business and are used to reduce debt at the Company, and such proceeds amount to $0.25 per share of Non-Voting Common Stock at a time when the exercise price of the Option was otherwise still at $1.00, the exercise price would be correspondingly increased to a strike price of $1.25, and no additional upward adjustment on account of Section 8(a) would apply on account of such sale. The adjustments referenced herein and in Section 8(a) shall not be duplicative.

9.	IPO. In the event of the sale in an underwritten initial public offering registered under the Securities Act of 1933 (as amended) of equity securities of the Company or a successor to the Company (an “IPO”), the aggregate strike price of such Options shall be increased to a price no less than the pro-forma value of a Share determined using a total Company value equal to the product of (x) the Company’s EBITDA (attributable to the portion of the business of the Company that remains as of the IPO and pro forma for stand alone costs of such portion of such businesses) for the twelve month period ended on April 30, 2012 and (y) the multiple of the EBITDA (pro forma for stand alone costs of such portion of such businesses) implied in the initial trading price of the Company immediately following the IPO, reduced by the Company’s debt immediately following the IPO, in each case as reasonably and appropriately determined by the Board. Following an IPO, the Optionee shall be entitled to exercise a portion of the Optionee’s then vested Options equal to the number of such then-vested Options multiplied by a fraction, the numerator of which is the amount of cash realized by Sun in connection with such IPO and the denominator of which is the total amount of Sun’s investment in the Company (including, for the avoidance of doubt, both debt and equity) prior to such time, provided, however, that the number of vested Options that are exercisable on account of such IPO shall not exceed 100%, provided further that in the event that any of the events in Sections 7(a) or 7(b) occur following the IPO, the Options may be exercised, and will expire, in accordance with Section 7. For the avoidance of doubt, the Options that are not then-vested as of the IPO shall continue to vest in accordance with Section 6 hereof and shall become vested upon the first to occur of Sections 7(a) and 7(b) hereof.

10.	Expiration. The option shall expire, if not exercised prior thereto, on the earlier to occur of (i) ten years following the date of grant of the option; (ii) following the expiration of the first exercise period contemplated in Sections 7(a) and 7(b); or (iii) immediately upon a termination of employment by the Company for Cause.

11.	The Optionee agrees to abide by the covenants and agreements set forth in Annex A hereto and incorporated by reference herein, and acknowledges that the option being granted herein constitutes adequate and sufficient consideration in support of such covenants and agreements. For the avoidance of doubt, the Optionee agrees that no Sale shall affect the covenants and agreements set forth in Annex A hereto, and such covenants and agreements shall survive any Sale and terminate only in accordance with the provisions of Annex A hereto.

12.	The Optionee hereby acknowledges, understands, and agrees that by signing this Grant Agreement, the Optionee voluntarily and irrevocably forfeits any and all rights, title, and interests the Optionee has or may have had in, to and under (a) any option agreement, option letter, or other similar document pursuant to which the Company (or any Subsidiary thereof) may have previously granted, or offered to grant, options in the Company (or any Subsidiary thereof) to the Optionee and (b) any oral or written commitment or promise regarding options that the Company (or any Subsidiary or affiliate thereof) may have made to the Optionee, except as to any options that have been previously exercised and paid for by the Optionee.

13.	If the Optionee is entitled to exercise the vested portion of this option, and wishes to do so, in whole or in part, the Optionee shall submit to the Company a notice of exercise, in the form attached as Annex B hereto or such other form as may hereinafter be designated by the Company (in its good faith discretion), specifying the exercise date and the number of Shares to be purchased pursuant to such exercise, and shall remit to the Company in a form satisfactory to the Company (in its good faith discretion) the exercise price, plus an amount sufficient to satisfy any withholding tax obligations of the Company that arise in connection with such exercise (as reasonably determined by the Company) (to the extent that the cashless exercise features provided at the end of Section 7 do not apply).

14.	The Optionee hereby acknowledges receipt of a copy of the Plan attached hereto as Annex C as presently in effect. For purposes of this Grant Agreement, the definition of Fair Market Value contained in the Plan shall be modified to remove each occurrence of the word “sole.” All of the terms and conditions of the Plan are incorporated herein by reference (including, without limitation, the repurchase provisions of Paragraph 19 of the Plan) and this option is subject to such terms and conditions in all respects. Capitalized terms that are used but not otherwise defined herein shall have the meanings given to such terms in the Plan. This Grant Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof, and supersede any prior written or oral agreements.

15.	Except as otherwise provided herein and notwithstanding anything to the contrary in the Plan, any provision of this Grant Agreement may be amended or waived with the prior written consent of the Company and either (i) the Optionee or (ii) the Plan participants who have been granted options to purchase a majority of the options under the Plan (based on the number of underlying shares of Non-Voting Common Stock issuable upon the exercise of all such options) theretofore granted under the Plan (unless the Optionee will be treated in a manner different from other Plan participants, in which case the Optionee’s written consent will also be required).

16.

The Optionee hereby acknowledges, agrees and confirms that, upon his or her execution of this option, the Optionee will be deemed to have ratified as of the date hereof and to have become bound by the provisions of Section 3.2 and Section 5 of the Securityholders’ Agreement attached hereto as Annex D, which provisions shall be deemed to have been incorporated herein by reference. In addition, the Optionee hereby further acknowledges, agrees and confirms that upon his or her exercise of this option, the Optionee will be deemed to be a party to, and to be bound by all the terms, provisions and conditions of, the Securityholders’ Agreement attached hereto as Annex D and shall have all of the rights and obligations of the “Minority Stockholders” thereunder. Without limiting the foregoing, and notwithstanding anything contained herein to the contrary, the Optionee hereby agrees that in connection with a Sale (i) the Company shall be entitled to cancel the options granted hereunder in exchange for a cash payment equal to the difference (if the exercise price per Share hereunder is less than the consideration to be received in respect of a Share pursuant to such Sale) between the aggregate exercise price of any portion of this option that is currently exercisable as of the date of such Sale (after any adjustment is made to the exercise price pursuant to Section 8 or Section 9) and the received in respect of a Share pursuant to such Sale) between the aggregate exercise price of any portion of this option that is currently exercisable as of the date of such Sale (after any adjustment is made to the exercise price pursuant to Section 8 or Section 9) and the aggregate consideration that would be received in such Sale in respect of the number of Shares subject to such portion of this option as of such date, had such portion of the option in fact been exercised prior to such date; (ii) the Optionee shall, by execution of this option, and without the need to execute any further documents in connection with the Sale, join on a pro rata basis all share and/or purchase price adjustments, indemnification and other obligations of the Company’s equityholders in connection with such Sale and (iii) the Optionee hereby consents to and acknowledges the appointment of Sun Cardinal, LLC (and any successor or assign of Sun Cardinal, LLC) as the representative, agent, proxy, and attorney-in-fact for the Optionee, with the power and authority to act on the Optionee’s behalf with respect to any definitive agreement entered into with respect to any Sale.

Nothing in the Plan or this Grant Agreement shall confer upon the Optionee any right to continue in the employ of the Company or any of its Subsidiaries or affiliates, or interfere in any way with any right of the Company or any of its Subsidiaries or affiliates to terminate such employment at any time for any reason whatsoever (whether for Cause or without Cause) without liability to the Company or any of its Subsidiaries or affiliates.

Accepted and Agreed:
Kellwood Company

/s/ Jill Granoff	By:	/s/ Ryan Esko

Signature of Optionee	Name:	Ryan Esko
	Title:	Interim CEO

Attachments:	Annex A (Covenants and Agreements of Optionee)
Annex B (Form of Exercise Notice)
Annex C (The Plan)
Annex D (Stockholders’ Agreement)

ANNEX A

COVENANTS AND AGREEMENTS

The Optionee hereby acknowledges and agrees that the grant of the Options hereunder constitutes additional consideration for the restrictive covenants contained in Section 10 of that certain Employment Agreement by and between Optionee and Kellwood Company, dated as of May 4, 2012, as may be amended from time to time and the Executive hereby covenants and agrees to be bound by such provisions.

A-1

ANNEX B

Stock Option Plan of Kellwood Company

Notice of Exercise of Stock Option

1. Exercise of Option. Pursuant to the 2010 Stock Option Plan of Kellwood Company (the “Plan”) and my agreement with Kellwood Company (the “Company”) dated May 4, 2012 (the “Grant Agreement”), I hereby elect to exercise my nonqualified stock option (the “Option”) to the extent of                      shares of Non-Voting Common Stock of the Company (the “Shares”).

2. Delivery of Payment. I hereby deliver to the Company a cashier’s check in the amount of $         in full payment of the purchase price of the Shares [determined by multiplying (a) the exercise price per Share as set forth in my Grant Agreement and as may be adjusted by the Board pursuant to Section 8 or Section 9, by (b) the number of Shares as to which I am exercising the Option] and in satisfaction of my obligation to remit to the Company an amount sufficient to satisfy any withholding tax obligations of the Company that arise in connection with this exercise, or through such other payment method agreed to by the Company and permitted under the terms of the Plan, including, for the avoidance of doubt, any payment method regarding the exercise price and such withholding obligations as may be allowed pursuant to Section 7 of the Grant Agreement.

3. Representations. In connection with my exercise of the Option, I hereby represent to the Company as follows: I am acquiring the Shares solely for investment purposes, with no present intention of distributing or reselling any of the Shares or any interest therein. I acknowledge that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”).

(b) I am aware of the Company’s business affairs and financial condition and have acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares.

(c) I understand that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, I must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or unless an exemption from such registration and qualification requirements is available. I acknowledge that the Company has no obligation to register or qualify the Shares for resale. I further acknowledge that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and requirements relating to the Company which are outside of my control, and which the Company is under no obligation to and may not be able to satisfy.

(d) I understand that there is no public market for the Shares, that no market may ever develop for them, and that the Shares have not been approved or disapproved by the Securities and Exchange Commission or any other federal, state or other governmental agency.

(e) I understand that the Shares are subject to certain restrictions on transfer set forth in the Plan. Both the Plan and the Grant Agreement are incorporated herein by reference.

(f) I understand that any Shares purchased hereunder shall be subject to the Securityholders’ Agreement of the Company dated as of June 30, 2010, as it may be amended from time to time (“Securityholders’ Agreement”), a copy of which has been provided to me, and that it is a condition to the exercise of my Option that I agree to be a party to and to be bound by all of the terms, provisions and conditions contained in the Securityholders’ Agreement, with all of the rights and obligations of the “Minority Stockholders” thereunder, as if I had executed the Securityholders’ Agreement.

(g) I understand that the certificate representing the Shares will be imprinted with the following legends:

THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THE SECURITIES, REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT AND APPLICABLE STATE SECURITIES LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RIGHT OF FIRST REFUSAL AND A REPURCHASE RIGHT IN FAVOR OF THE COMPANY OR ITS ASSIGNEE AS SET FORTH IN THE COMPANY’S STOCK OPTION PLAN. SUCH RIGHT OF FIRST REFUSAL AND REPURCHASE RIGHT ARE BINDING ON TRANSFEREES OF THE SHARES REPRESENTED BY THIS CERTIFICATE.

THIS CERTIFICATE AND THE SECURITIES REPRESENTED HEREBY ARE HELD SUBJECT TO THE TERMS, COVENANTS AND CONDITIONS OF A SECURITYHOLDERS’ AGREEMENT DATED AS OF JUNE 30, 2010, AS SUCH AGREEMENT MAY BE AMENDED, BY AND AMONG THE STOCKHOLDERS OF KELLWOOD COMPANY, AND MAY NOT BE TRANSFERRED OR DISPOSED OF EXCEPT IN ACCORDANCE WITH THE TERMS AND PROVISIONS THEREOF. A COPY OF SAID AGREEMENT AND ALL AMENDMENTS THERETO IS ON FILE AND MAY BE INSPECTED AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY.

(h) I have consulted my own tax advisors in connection with my exercise of this Option and I am not relying upon the Company for any tax advice.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Submitted by the Optionholder:

Date:	By:

Print Name:

Address:

Social Security No.

Received and Accepted by the Company:

Kellwood Company.

By:

Print Name:

Title:

Note: If options are being exercised on behalf of a deceased Plan participant, then this Notice must be signed by such participant’s personal representative and must be accompanied by a certificate issued by an appropriate authority evidencing that the individual signing this Notice has been duly appointed and is currently serving as the participant’s personal representative under applicable local law governing decedents’ estates.

B-4